Exhibit 99.1

SQUARE, INC.

ADDITIONAL INFORMATION

CAVIAR UNAUDITED QUARTERLY CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

On October 31, 2019, Square, Inc. (“Square”) completed the sale (the “Sale”) of its food ordering business, Caviar (“Caviar”), to DoorDash, Inc. (“DoorDash”) for an aggregate purchase price of $410 million in the form of cash and DoorDash preferred stock.

The following tables set forth selected Caviar unaudited quarterly condensed statements of operations data through the completion of the Sale for the eight fiscal quarters from the quarterly period ended March 31, 2018. The information for each of these quarters has been derived from Square’s historical consolidated financial statements included in Square’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with Square’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. These quarterly operating results are not necessarily indicative of the results that Caviar may achieve in future periods.

	For the quarter ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019 *
Revenue:

Subscription and services-based revenue	$27,469	$36,927	$39,583	$44,283	$46,530	$43,390	$40,948	$15,046

Total net revenue	27,469	36,927	39,583	44,283	46,530	43,390	40,948	15,046
Cost of revenue:
Subscription and services-based costs	21,223	27,569	29,820	33,549	35,061	30,063	28,275	10,667
Amortization of acquired technology	—	—	—	—	29	31	30	(1)

Total cost of revenue	21,223	27,569	29,820	33,549	35,090	30,094	28,305	10,666

Gross profit	6,246	9,358	9,763	10,734	11,440	13,296	12,643	4,380
Operating expenses:
Product development	3,095	2,759	3,709	4,100	4,711	5,413	5,591	950
Sales and marketing	4,165	3,883	3,428	4,533	5,229	5,593	6,205	1,893
General and administrative	6,338	3,983	7,540	8,976	8,108	8,908	8,949	3,980

Total operating expenses	13,598	10,625	14,677	17,609	18,048	19,914	20,745	6,823

Operating loss	(7,352)	(1,267)	(4,914)	(6,875)	(6,608)	(6,618)	(8,102)	(2,443)

Loss before income tax	$(7,352)	$(1,267)	$(4,914)	$(6,875)	$(6,608)	$(6,618)	$(8,102)	$(2,443)

Reconciliation of loss before income tax to Adjusted EBITDA
Share-based compensation expense	$1,734	$1,837	$2,254	$2,293	$2,592	$3,483	$3,729	$(685)
Depreciation and amortization	387	539	547	659	657	644	842	—
Other (income) expense, net	152	(83)	(50)	96	18	336	104	1,018

Adjusted EBITDA	$(5,079)	$1,026	$(2,163)	$(3,827)	$(3,341)	$(2,155)	$(3,427)	$(2,110)

*	Includes results through the completion of the Sale on October 31, 2019